For further information contact:
                              BANC ONE: Jay S. Gould (614) 248-0139
                         First USA: David C. Webster (214) 849-3755


          FOR IMMEDIATE RELEASE

          BANC ONE COMPLETES OFFER FOR 9.33% SERIES A CAPITAL
          SECURITIES AND 9.33% SERIES B CAPITAL SECURITIES OF FIRST USA CAPITAL TRUST I

          June 30, 1997--BANC ONE CORPORATION, Columbus, Ohio (NYSE:ONE), as successor by merger to First USA, Inc., announced today that it has accepted for payment approximately $81,025,000 aggregate liquidation amount of 9.33% Series A Capital Securities and $111,975,000 aggregate liquidation amount of 9.33% Series B Capital Securities issued by First USA Capital Trust I pursuant to BANC ONE's tender offer which expired at 9:00 a.m., New York City time, on Monday, June 30, 1997. Cash will be delivered promptly for all 9.33% Series A Capital Securities and 9.33% Series B Capital Securities properly tendered and not withdrawn pursuant to the tender offer.

          As previously announced, on June 27, 1997, First USA merged with and into BANC ONE, with BANC ONE continuing as the surviving corporation in the merger. As a result of the merger, BANC ONE has succeeded to FIRST USA's rights and obligations, including its rights and obligations relating to First USA Capital Trust I.

          BANC ONE CORPORATION had assets of $101.6 billion and common equity of $8.2 billion at March 31, 1997. BANC ONE now operates 1,502 offices in Arizona, Colorado, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. BANC ONE also owns several additional corporations that engage in credit card and merchant processing, consumer finance, mortgage banking, insurance, venture capital, investment and merchant banking, trust, brokerage, investment managment, equipment leasing and data processing. Information about BANC ONE's finanical results and its products and services can be accessed on the Internet at: http://www.bankone.com and through InvestQuest at http://www.investquest.com or Fax-on-demand: (614) 844-3860

          First USA maintains a site on the World Wide Web at http://www.firstusa.com.

          Merrill Lynch & Co. acted as the Dealer Manager for the tender offer.